Exhibit (a)(1)(D)

INSTRUCTIONS TO NOTICE OF WITHDRAWAL OF ELECTION FORM

If you previously elected to accept the offer by Verastem, Inc. (“Verastem”) to exchange all of your outstanding Eligible Options for New Options, subject to the terms and conditions of the Offer to Exchange Certain Outstanding Options for New Options, dated February 8, 2024 (the “Exchange Offer”), and you would like to change your election and withdraw the tender of all your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”) and return it to Verastem before 11:59 p.m., Eastern Time, on Friday, March 8, 2024. Once you have completed and signed this Notice of Withdrawal, please return it to Verastem by the following means:

Return via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com

Your tendered Eligible Options will not be considered withdrawn from the Exchange Offer until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New Options. You must sign the Notice of Withdrawal using the same name that appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

You should receive a confirmation of receipt after submitting your Notice of Withdrawal. If you have not received a confirmation of receipt before March 8, 2024, please contact us promptly via email at StockOptionExchange@verastem.com to confirm that we received your Notice of Withdrawal.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER.

VERASTEM, INC.
117 Kendrick Street, Suite 500

Needham, MA 02494

NOTICE OF WITHDRAWAL OF ELECTION FORM

Return via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com

I previously received from Verastem the Offer to Exchange Certain Outstanding Options for New Options, dated February 8, 2024, and the Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Options in exchange for New Options. By submitting this Notice of Withdrawal of Election Form (this “Notice of Withdrawal”), I am revoking that election and hereby withdraw from the Exchange Offer with respect to all of my Eligible Options.

I understand that, by signing this Notice of Withdrawal and delivering it to Verastem, I withdraw my acceptance of the Exchange Offer with respect to all of my Eligible Options. By rejecting the Exchange Offer, I understand that none of my Eligible Options will be cancelled in exchange for the grant of New Options, and I will retain the Eligible Options subject to their existing exercise price, term, vesting schedule and other terms and conditions. I agree that Verastem has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of my Eligible Options from the Exchange Offer is at my sole and exclusive discretion. I agree that Verastem will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Options.

By signing below, I hereby revoke my prior election to tender all of my Eligible Options.

(Signature)

(Print Name)

(Date)